Exhibit (h)(6)

SCHEDULE A

OPERATING EXPENSE LIMITS

AMENDED AS OF JANUARY 31, 2019

This Agreement relates to the following:

Name of Fund	Maximum Operating Expense Limit (as a percentage of average net assets)
HSBC U.S. Government Money Market Fund	Class E Shares:	0.25%
	Class I Shares:	0.14%
	Intermediary Shares:	0.18%
	Intermediary Service Shares:	0.20%

HSBC U.S. Treasury Money Market Fund	Class E Shares:	0.25%
	Class I Shares:	0.14%
	Intermediary Shares:	0.18%
	Intermediary Service Shares:	0.20%

HSBC Emerging Markets Debt Fund	Class A Shares:	0.85%
	Class I Shares:	0.50%

HSBC Frontier Markets Fund	Class A Shares:	1.85%
	Class I Shares:	1.50%

HSBC Asia ex-Japan Smaller Companies Equity Fund	Class A Shares:	1.25%
	Class I Shares:	0.90%

HSBC Global High Yield Bond Fund	Class A Shares:	1.15%
	Class I Shares:	0.80%

HSBC Global High Income Bond Fund	Class A Shares:	1.15%
	Class I Shares:	0.80%

HSBC Opportunity Fund	Class A Shares:	1.65%
	Class B Shares:	2.40%
	Class C Shares:	2.40%

HSBC Opportunity Fund Class I	Class I Shares:	1.10%

Exhibit (h)(6)

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of January 31, 2019.

HSBC FUNDS ON BEHALF OF EACH OF ITS SERIES SET FORTH IN SCHEDULE A

By:	/s/Richard A. Fabietti
Name:	Richard A. Fabietti
Title:	President

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By:	/s/Stefano Michelagnoli
Name:	Stefano Michelagnoli
Title:	Regional Head of Product, Americas